Exhibit 10.17

PROMISSORY NOTE

$1,000,000.00	As of March 17, 2015

ZAIS Group Holdings, Inc. (the “Maker”) promises to pay to the order of EarlyBirdCapital, Inc. (the “Payee”) the principal sum of One Million Dollars and No Cents ($1,000,000) in lawful money of the United States of America, together with interest on the unpaid principal balance of this Note, on the terms and conditions described below.

1.          Payment. The principal balance of this Note, together with all interest accrued thereon, shall be repayable on March 17, 2017 (the “Maturity Date”). This Note, however, may be prepaid in whole or in part at any time without penalty or premium, but with payment of accrued interest to the date of prepayment. Additionally, the principal balance of this Note (and all interest accrued thereon) shall be deemed paid by 100% of any amounts paid to Payee by Maker as compensation (but excluding any reimbursement of expenses of the Payee) in connection with any public or private offering undertaken by (i) the Maker or any of its affiliates, (ii) any of the stockholders of the Maker prior to the initial public offering of the Maker or any of their respective affiliates or (iii) any of the Founder Members (as defined in the Exchange Agreement (as defined below)) or any of their respective affiliates, in each case prior to March 17, 2017.

2.          Interest. Interest shall compound and accrue on the unpaid principal balance of this Note at an annual rate equal to the annual applicable federal rate as published by the Internal Revenue Service (“AFR”) until the principal amount of, and all accrued interest on, this Note has been paid in full. If this Note is not repaid on the Maturity Date or such earlier date as to which the repayment obligation may be accelerated as indicated below, the rate of interest applicable to the unpaid principal amount shall be adjusted to twelve percent (12%) per annum from the Maturity Date (or such earlier date if the obligation to repay this Note is accelerated) until the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate (defined below). If it is determined that, under the laws relating to usury applicable to Maker or the indebtedness evidenced by this Note (“Applicable Usury Laws”), the interest charges and fees payable by Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest rate shall be lowered to the Maximum Rate.

3.          Collection Costs; Application of Payments. In the event this Note is turned over to an attorney for collection, the Maker agrees to pay all reasonable costs of collection, including reasonable attorney's fees and expenses and all out-of-pocket expenses incurred by the Payee in connection with such collection efforts. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the payment in full of any accrued, unpaid interest and finally to the reduction of the unpaid principal balance of this Note.

4.           Events of Default. The following shall constitute Events of Default:

4.1           Failure to Make Required Payments. Failure by Maker to pay the principal of or accrued interest on this Note within five (5) business days following the date when due.

4.2           Bankruptcy, Etc. The filing, as to the Maker, of an involuntary petition which is not dismissed within sixty (60) consecutive days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; or the Maker shall make a general assignment for the benefit of creditors.

4.3           Change of Control. The consummation of a Change of Control as defined in the Exchange Agreement, dated as of March 17, 2015, by and among Maker, ZAIS Group Parent, LLC and the other parties thereto (the “Exchange Agreement”). For the avoidance of doubt, the business combination between the Maker and ZAIS Group Parent, LLC (as described in the definitive proxy statement on Schedule 14A filed by the Maker with the Securities and Exchange Commission on January 26, 2015) shall not be deemed to be either a change of control for purposes of this Section 4.3 or an Event of Default.

5.           Remedies.

5.1           Upon the occurrence of an Event of Default specified in Sections 4.1 and 4.3, Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

5.2           Upon the occurrence of an Event of Default specified in Section 4.2, the unpaid principal balance of, all accrued, unpaid interest thereon, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6.          Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment.

7.          Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, or (iv) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

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If to Maker:

ZAIS Group Holdings, Inc.

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

Email: howard.steinberg@zaisgroup.com

If to Payee:

EarlyBirdCapital, Inc.

366 Madison Avenue

8th Floor

New York, New York 10017

Email: slevine@ebcap.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iii) the date reflected on a signed delivery receipt, or (vi) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

8.            Governing Law. This Note will be deemed to have been made and delivered in New York City and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to the principles of conflict of laws. The Maker hereby (i) agrees that any legal suit, action or proceeding arising out of or relating to this shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, (iii) waives trial by jury and (iv) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Maker further agrees to accept and acknowledge service or any and all process that may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York.

9.            Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.          Benefit. This Note shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

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IN WITNESS WHEREOF, the Maker hereby executes this Note as of the day and year first above written.

ZAIS Group Holdings, Inc.

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: Chief Executive Officer

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